Exhibit 99.1

United Security Bancshares - Record Earnings for 2006 - Up 21%

          FRESNO, Calif., Jan. 16 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares ( http://www.unitedsecuritybank.com/ ) (Nasdaq: UBFO) reported today the results of operations for year and the 4th quarter of 2006. For the twelve months ended December 31, 2006, net income was $13,360,000 as compared with $11,008,000 in 2005, an increase of 21%. Net income for the 4th quarter was $2,972,000 as compared with $3,029,000 in 2005, a decrease of 1.9%.

          Year-to-date basic earnings per share for 2006 were $1.18 compared with $.97 in 2005, a 21.6% increase. Year-to-date diluted earnings per share for 2006 were $1.17 compared with $.96 in 2005, a 21.9% increase. Basic earnings per share for the 4th quarter were $0.26 compared with $0.27 for 2005, a 3.7% decrease. Diluted earnings per share for the quarter were also $0.26 compared with $0.26 a year ago.

          Woods stated, “We’re all very pleased with the results for 2006.  Earnings set an all time record at $13.36 million. We completed construction on our new adminstrative building and moved in during November. We are well on way to completing the merger with Legacy Bank in February 2007. We’re now focused on finalizing our profit plan for 2007 and continuing earnings growth in 2007.”

          Return on average equity for the 4th quarter was 17.8% and the return on average assets was 1.74%. For the same period in 2005, ROAE was 20.4% and ROAA was 1.87%. For the twelve months just ended, return on average equity was 21.0% and the return on average assets was 2.04%. For the same period in 2005, ROAE was 19.6% and ROAA was 1.76%. These key performance ratios demonstrate the banks’ consistent ability to build shareholder value.

          The 73rd consecutive quarterly cash dividend of $0.125 per share, up from $0.10 for a 25% increase from a year ago, was declared on December 19, 2006 to be paid on January 24, 2007, to shareholders of record on January 12, 2006. Shareholders’ equity ended the quarter at $66.2 million an increase of 12.2% over December 31, 2005. Dividends of $4.88 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months, $2,436,000 from shareholders’ equity was used to purchase and retire Company stock. 108,005 and 10,585 shares were purchased and retired at an average price of $22.55 and $24.58 during the fiscal year and 4th quarter 2006, respectively.

          Net interest income for the 4th quarter 2006 was $8.7 million, up $1,058,000 from 2005 for an increase of 13.8%. The net interest margin increased from 5.37% in the 4th quarter 2005 to 5.68% in the 4th quarter of 2006. For the twelve months ending December 31, net interest margin was 5.67% in 2006 and 5.26% in 2005. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $30.1 million over the past 12 months, averaging $609,598,000 in the 4th quarter of 2006 versus $565,853,000 for same period in 2005.

          Noninterest income for the 4th quarter of 2006 was $1,899,000, up from $1,741,000 in 2005 for an increase of $158,000 or 9.1%. Noninterest income for the twelve month periods was $9,031,000 for 2006 and $6,280,000 for 2005, up $2,751,000 or 43.8%.

          Noninterest expense for the 4th quarter was $5,293,000, up $905,000 or 20.6% from the same period in 2005. Noninterest expense for the twelve month period was $19,937,000 in 2006 and $16,982,000 in 2005 for an increase of $2,955,000 or 17.4%. A significant portion of the increase resulted from environmental clean-up costs connected with other real estate owned. The efficiency ratio improved to 47.2% for 2006 from 47.8% in 2005.

          The provision for loan loss was $880,000 for the year 2006 and $1,140,000 for same period in 2005. The bank’s methodology used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

          Net charge-offs were $260,000 for 2006 and $1,189,000 for the same period in 2005. Other real estate owned was $1,919,000 at the end of the year 2006 and $4,356,000 for the same period in 2005. The decrease resulted from sales of properties acquired in foreclosure. Management’s analysis of the fair values indicates the market values of remaining properties are greater than carrying values and no loss is anticipated from the eventual sale of remaining property.

          Nonperforming assets were 1.48% of total assets on December 31, 2006 and 2.91% at December 31, 2005. Nonperforming assets totaled $10,056,000 on December 31, 2006 and $18,286,000 on December 31, 2005.

          United Security Bancshares is a $678+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

          FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2005, or the quarter ended September 30, 2006 and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

	December 31, 2006	December 31, 2005

Cash & noninterest-bearing deposits in other banks	$28,771	$27,915
Interest-bearing deposits in other banks	7,893	7,656
Federal funds sold	14,297	35,115
Investment securities AFS	83,366	95,236
Loans, net of unearned fees	499,570	417,156
Less: allowance for loan losses	(8,365)	(7,748)
Loans, net	491,205	409,408
Premises and equipment, net	15,302	11,028
Intangible assets	3,014	3,551
Other assets	34,354	38,950
TOTAL ASSETS	$678,202	$628,859
Deposits:
Noninterest-bearing demand & NOW	$207,973	$203,326
Savings	31,933	33,590
Time	347,221	309,543
Total deposits	587,127	546,460
Borrowed funds	0	0
Other liabilities	9,401	7,922
Junior subordinated debentures	15,464	15,464
TOTAL LIABILITIES	$611,991	$569,846
Shareholders’ equity:
Common shares outstanding:
11,301,113 at Dec. 31, 2006 11,361,118 at Dec. 31, 2005	$20,448	$22,084
Retained earnings	46,884	38,681
Other comprehensive income (loss)	(1,121)	(1,752)
Total shareholders’ equity	$66,211	$59,013
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$678,202	$628,859

United Security Bancshares
Consolidated Statements of Income
(dollars in 000’s, except per share amounts)
(unaudited)

	Three Months Ended December 2006	Three Months Ended December 2005	Twelve Months Ended December 2006	Twelve Months Ended December 2005

Interest income	$12,847	$10,377	$47,356	$38,898
Interest expense	4,126	2,713	14,175	9,658
Net interest income	8,721	7,663	33,181	29,240
Provision for loan losses	241	250	880	1,140
Other income	1,899	1,741	9,031	6,280
Other expenses	5,293	4,388	19,937	16,982
Income before income tax provision	5,086	4,766	21,395	17,398
Provision for income taxes	2,113	1,737	8,035	6,390
NET INCOME	$2,972	$3,029	$13,360	$11,008

United Security Bancshares
Selected Financial Data
(dollars in 000’s except per share amounts)

	Three Months Ended 12/31/2006	Three Months Ended 12/31/2005	Twelve Months Ended 12/31/2006	Twelve Months Ended 12/31/2005

Basic Earnings Per Share	$0.26	$0.27	$1.18	$0.97
Diluted Earning Per Share	$0.26	$0.26	$1.17	$0.96
Annualized Return on:
Average Assets	1.74%	1.87%	2.04%	1.76%
Average Equity	17.77%	20.44%	20.98%	19.55%
Net Interest Margin	5.68%	5.37%	5.67%	5.27%
Net Charge-offs to Average Loans	0.06%	0.03%	0.08%	0.29%

	12/31/2006	12/31/2005

Book Value Per Share	$5.86	$5.19
Tangible Book Value Per Share	$5.59	$4.88
Efficiency Ratio	47.23%	47.81%
Non Performing Assets to Total Assets	1.50%	2.91%
Allowance for Loan Losses to Total Loans	1.67%	1.86%
Shares Outstanding
- period end	11,301,113	11,361,118
Basic Shares
- average weighted	11,337,694	11,368,500
Diluted Shares
- average weighted	11,464,812	11,465,952

SOURCE  United Security Bancshares
          -0-                                        01/16/2007
          /CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
          /Web site:  http://www.unitedsecuritybank.com /
          (UBFO)